Exhibit 99.1

May 1, 2008

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover President and CEO (801) 365-2800	Michael Halloran Vice President and CFO (801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FIRST QUARTER 2008

Record First Quarter Sales and Gross Margin

Salt Lake City, Utah, May 1, 2008 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the first quarter ended March 31, 2008.

First quarter highlights:

•	Achieved record first quarter sales of $31.9 million and gross margin of 64 percent

•	Realized 10 percent sales growth compared to first quarter 2007

•	Launched two new products – ion™ 400 and Velocity™ miniBTE

•	Continued financial improvement in vertically integrated operations

•	Completed four acquisitions with annualized revenue of approximately $4.2 million

•	Announced kick-off of its 10-year anniversary celebration

“I am pleased with the performance of the Company’s core business units in North America, Europe and Australia which was fueled by our newest products, ion 400 and Velocity miniBTE, enhanced customer service and marketing programs, continued manufacturing cost savings and gross margin expansion,” said Sam Westover, President and CEO. “Industry data shows the U.S. hearing aid market experienced more than a 5 percent decline in sales during the month of March. While we have also experienced some softness in the North American market as a result of the downturn in the economy, we believe this situation is temporary. We are executing our business strategies, producing significant customer satisfaction and introducing exciting new products.”

In the first quarter 2008, the Company has begun to consolidate several of its European operations in an effort designed to reduce expenses and focus management and resources on those markets that provide the greatest opportunity for increased profitability. The Company expects that the consolidation activities will result in a total of approximately $1.3 million in non-cash and $2.5 million in cash restructuring charges in 2008. For the first quarter of 2008, the Company recorded a restructuring charge of $0.6 million, or $0.02 per share.

Regarding the Company’s announcement to consolidate some of its European operations, Sam Westover stated, “During the past two years, we have been very successful in improving our gross margin from 55 percent to 64 percent. We expect that the consolidation of some of our European operations will improve our administrative costs as a percentage of revenue which is an important next step. I continue to be optimistic that, excluding charges related to this initiative, we will achieve our earnings targets for 2008 and we will be even better positioned for earnings growth going forward.”

Sonic CFO, Mike Halloran, added, “In the fourth quarter of 2007 and first quarter of 2008, the European operations included in this consolidation initiative incurred operating losses of approximately $900,000 and $600,000, respectively. The consolidation of European operations is expected to eliminate these losses and allow us to leverage our administrative expenses throughout our businesses and position the remaining European operations to positively contribute to our bottom line.”

On net sales of $31.9 million in the first quarter 2008, and excluding the restructuring charge, the Company’s net income was slightly positive. The Company recognized losses from continuing operations of $0.5 million, or $0.02 per share with the inclusion of the restructuring charge.

Record first quarter 2008 net sales were 10.0 percent higher than first quarter 2007 sales of $29.0 million. North American sales of $11.9 million in the first quarter 2008 increased 8.7 percent from 2007. European sales of $13.1 million in the first quarter 2008 increased 3.4 percent from 2007. Rest-of-world sales of $6.9 million in the first quarter 2008 were up 28.2 percent from 2007.

Gross profit of $20.4 million in the first quarter 2008 was up 15.1 percent from 2007. Gross margin hit a first quarter record of 64.0 percent in 2008 compared to last year’s first quarter level of 61.2 percent as a result of lower return rates and warranty costs, cost reduction activities in manufacturing and sales mix.

Selling, general and administrative expense as a percentage of net sales increased from 50.8 percent in the first quarter 2007 to 57.1 percent in the first quarter 2008 as a result of increased vertical integration and the operating expense to sales ratio in the European operations subject to the Company’s consolidation activities. Research and development expense in the first quarter 2008 of $2.2 million was down $0.1 million from $2.3 million in the prior year.

The auditory testing equipment division was sold in February 2007 and has been reflected as a discontinued operation.

As of March 31, 2008, Sonic Innovations had cash and cash equivalents of $14.1 million and a line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release contains “forward-looking statements” as defined under securities laws including, (i) our belief with respect to temporary market softness; (ii) our expectation that our consolidation efforts will reduce expenses and better focus management and resources; and (iii) our expectation that our consolidation efforts will improve our earnings growth going forward. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings or may take longer or be more difficult than we anticipate; our consolidation initiative may divert a significant amount of management’s resources and attention away from other matters or may adversely affect other segments of our business; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

This press release contains two non-GAAP (“Generally Accepted Accounting Principles”) financial measures (“EBITDA” and “Non-GAAP Net Income Per Share”). We believe the inclusion of such a non-GAAP financial measure improves the transparency of our disclosure. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Thursday, May 1, 2008 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 277-1181, or (617) 597-5358 outside the U.S., and use participant passcode: 85632751. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 23715646 (available through May 7, 2008, midnight), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2008	2007
Net sales	$31,927	$29,019
Cost of sales	11,489	11,264

Gross profit	20,438	17,755

Selling, general and administrative expense	18,218	14,728
Research and development expense	2,225	2,293
Restructuring charge	565	—

Operating expenses	21,008	17,021

Operating profit (loss)	(570)	734
Other income	332	234

Income (loss) from continuing operations before taxes	(238)	968
Income tax provision	294	272

Income (loss) from continuing operations	(532)	696

Loss from discontinued operations, net of income taxes	—	(125)

Net income (loss)	$(532)	$571

Basic income (loss) per common share:
Continuing operations	$(0.02)	$0.03
Discontinued operations	—	(0.01)

Net income (loss)	$(0.02)	$0.02

Diluted income (loss) per common share:
Continuing operations	$(0.02)	$0.03
Discontinued operations	—	(0.01)

Net income (loss)	$(0.02)	$0.02

Basic weighted average number of common shares outstanding	26,849	26,113

Diluted weighted average number of common shares outstanding	26,849	27,028

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets:

Cash and cash equivalents	$14,102	$20,684
Accounts receivable	24,489	21,996
Inventories	12,842	13,451
Property and equipment	8,297	8,267
Goodwill and intangibles	59,837	52,837
Other	8,409	6,466

Total assets	$127,976	$123,701

Liabilities:

Accounts payable and accrued liabilities	$27,166	$26,546
Loans payable	10,092	10,820
Deferred revenue	11,074	10,102

Total liabilities	48,332	47,468

Shareholders’ equity:

Common stock	28	28
Additional paid-in capital	141,791	139,853
Accumulated deficit	(71,800)	(71,268)
Other	9,625	7,620

Total shareholders’ equity	79,644	76,233

Total liabilities and shareholders’ equity	$127,976	$123,701

Sonic Innovations, Inc.

Consolidated Statement of Net Sales Information

(In thousands)

(Unaudited)

	Three months ended March 31,
	2008	2007
North America	$11,893	$10,937
Europe	13,101	12,674
Rest-of-World	6,933	5,408

Total	$31,927	$29,019

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three months ended March 31,
	2008	2007
Income (loss) from continuing operations	$(532)	$696
Add back (deduct):
Interest income, net	(14)	(173)
Taxes	294	272
Depreciation and amortization	1,220	1,017

EBITDA	$968	$1,812

Non-GAAP Net Income (Loss) per Share Reconciliation

	Three months ended March 31,
	2008	2007
Net income (loss) per share, as reported	$(0.02)	$0.02
Add back: Restructuring charge	0.02	—

Non-GAAP net income per share	$—	$0.02